Exhibit 16.1

ACSB Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route One Iselin, New Jersey 08830 732. 855.9600 Fax:732.855.9559 www.acsbco.com	Certified Public Accountants and Advisors	330 7th Avenue Suite 202 New York, NY 10001 212.867.1319

January 6, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated January 6, 2011 of AIVtech International Group Co. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Friedman LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Sincerely

/s/Acquavella, Chiarelli, Shuster, Berkower & Co., LLP